AMENDMENT AGREEMENT

This Amendment Agreement (this "**Agreement**") dated as of March 31, 2018 is entered into by and between **AGEL ENTERPRISES INTERNATIONAL SDN. BHD.** (Company No: 710694-H) a company incorporated in Malaysia having its registered office at B-1-15, Block B, 8th Avenue, Jalan Sungai Jemih 8/1, Section 8, 46050 Petaling Jaya, Selangor, MALAYSIA (hereinafter referred to as "AGEL") and **TOGL TECHNOLOGY SDN. BHD. (Company No: 1248393-W)** a company incorporated in Malaysia and having its registered office at **Suite 30-01, Level 30, Menara Standard Chartered, No. 30, Jalan Sultan Ismail, 50250 Kuala Lumpur,** (hereinafter referred to as "TOGL").

RECITALS

WHEREAS, **AGEL** and **TOGL** are parties to that certain General Service Agreement dated January 1, 2018 (the "**General Service Agreement**");

WHEREAS, **AGEL** and **TOGL** desire to amend the General Service Agreement as set forth in this Agreement;

WHEREAS, capitalized terms used in this Agreement but not defined shall have the meanings set forth in the General Service Agreement; and

WHEREAS, except for the amendments contained herein, all other provisions of the General Service Agreement shall remain in full force and effect.

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, **AGEL** and **TOGL** covenant, promise and agree as follows:

1. **<u>Section 1.1</u>**: Section 1.1 of the General Services Agreement is hereby amended by adding the following provisions to be included in the Services:

    f. Consulting and management services including speaking with AGEL's agents regarding the progress of TOGL as a company and the progress of TOGL's products and services (it being understood that AGEL's agents may be current shareholders of TOGL and potential investors in the parent company of TOGL).

    g. Participate in meetings of AGEL's agents on a monthly basis or as otherwise agreed by TOGL.

    h. Provide language translation services to AGEL.

2. **<u>Section 2.a.</u>**: Section 2.a. of the General Services Agreement is deleted and replaced in its entirety with the following: The term of this Agreement (the "Term") will be effective on the date of this Agreement and will remain in full force until March 31, 2019. After March 31, 2019, the Term shall continue on a month-to-month basis until terminated by either party by providing a thirty (30) day advance notice of termination.

3. **Section 3.1 a.**: Section 3.1 a. of the General Services Agreement is deleted and replaced in its entirety with the following: As consideration for services provided by TOGL, TOGL shall be entitled to a fee at calculated as follows: (a) 10% from AGEL's monthly gross-income derived from the services provided by TOGL for the period January 1, 2018 through March 31, 2018, and (b) 15% from AGEL's monthly gross-income derived from the services provided by TOGL from and after April 1, 2018. Such consideration shall be paid by Agel to Toga by the fifth (5th) business day following the end of each calendar month.

IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and year first above written.

SIGNED by the abovenamed AGEL in the presence of: Witness Name: FARAH KHALIDA. Passport/ID: 870407-56-5038	)))))))))	Agel Enterprises International Sdn. Bhd. (Co. No. 710694-H)(AJL 931635) Name: LOW KAH FONG Passport/ID: 851113 14 5536
SIGNED by the abovenamed TOGL in the presence of: Witness Name: TAW FEI Passport/ID: 911209-04-5005	)))))))))	TOGL TECHNOLOGY SDN. BHD. (1248393-W) Name: LIEW CHOON PUEK Passport/ID: